Exhibit 10.2

TRANSPORTATION MANAGEMENT AGREEMENT

THIS AGREEMENT, made this 13th day of April, 2005.

BY AND BETWEEN

Prestige Brands Inc., a Delaware corporation. hereinafter referred to as “PRESTIGE BRANDS”

AND

Nationwide Logistics, Inc., a Missouri corporation, hereinafter referred to as “NLI”

WITNESSETH THAT:

WHEREAS, PRESTIGE BRANDS desires to utilize the services of NLI in operating for PRESTIGE BRANDS’s business, a complete transportation management function including but not limited to freight routing (inbound, replenishment, and outbound), freight bill payment and auditing, claims administration, proof of delivery procurement, report generation and automation, plus other administrative traffic duties, and compliance with tariffs by all involved parties; and

WHEREAS, NLI has agreed to provide the services required on the terms and conditions hereinafter set forth; and

WHEREAS, NLI has represented that it is skilled in all aspects of and laws relating to the traffic and transportation business and is capable of performing the transportation management services required by PRESTIGE BRANDS and willing to enter into this Agreement with PRESTIGE BRANDS.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, it is agreed by and between the parties hereto as follows:

1.             Term of Agreement

a.             The initial term of this Agreement shall be for a period of thirty six (36) months commencing on or about the 1st day of June, 2005, or upon the receipt of meaningful inventory at the warehouse facility but not later than 120 days following the fifteenth day of April, 2005.  The term of this Agreement may be extended upon the mutual written consent of both parties for two separate but consecutive three (3) year periods.  PRESTIGE BRANDS’s election to extend this agreement shall be evidenced by written notice delivered not less than one-hundred eighty (180) days prior to expiration of each three (3) year period.

2.             Services Generally

a.             NLI agrees to perform all transportation management services necessary or desired by PRESTIGE BRANDS for the proper and efficient operation of the of the traffic function.

b.             In order to provide the above services NLI will provide directly or by a third party contract (as it applies to for-hire carriers only) the necessary manpower, designated administrative services and operations functions on behalf of PRESTIGE BRANDS during its normal business hours. (0800-1700 Central Standard Time)  The date of start-up will be determined mutually by PRESTIGE BRANDS and NLI.

c.             NLI agrees to provide, at its cost, all labor, computer hardware, software (with web access for at least thirty (30) users), programming, edi transmissions (excluding any VAN charges) office space, furniture, fixtures, telecommunications and supplies such as bills of lading, packing slips and labels, specifically as it applies to the management of freight for PRESTIGE BRANDS.

d.             NLI shall have qualified representatives available to PRESTIGE BRANDS by telephone at all times during the term of this Agreement (twenty-four (24) hours a day, seven (7) days a week) to receive and provide information, answer questions, and otherwise provide the assistance contemplated by this Agreement, when such representative(s) are not on site, if on-site personnel are required, at PRESTIGE BRANDS.

e.             NLI agrees to manage PRESTIGE BRANDS’s transportation function in such a way to maintain at least minimum performance standards as follows:

(i)            an average of 96% on-time pickup and delivery standard as defined in Addendum B in the aggregate for all PRESTIGE BRANDS loads routed by NLI during each fiscal year of the Agreement; and

f.              NLI shall review all agreements and contracts it plans to enter into to effect its obligations and duties hereunder with PRESTIGE BRANDS prior to entering into same.  PRESTIGE BRANDS must approve any such agreement or contract and such consent will not be unreasonably withheld but, which approval shall not relieve NLI of its obligations including its indemnity obligations hereunder.

3.             Fees and Charges

NLI agrees to negotiate on behalf of PRESTIGE BRANDS the most competitive freight rates (including truckload, LTL, pool truck shipments and rail) possible per traffic lane, taking into consideration PRESTIGE BRANDS’S minimum service requirements as defined in Addendum B.

•              As NLI and PRESTIGE BRANDS work together to fully develop the relationship and expand or reduce the extent of the value added services (possibly due to enhanced systems development/integration) NLI and PRESTIGE BRANDS may agree to increase or reduce the on-site and/or off site headcount relative to the assumed allowance in the Addendum A (rate based on a headcount of four (4)), the payroll savings will be passed through to PRESTIGE BRANDS in the form of a reduced “per case” rate or reduced administrative rate..  The headcount will be reviewed quarterly with the initial review occurring on or about October 1st, 2005.  Headcount reductions mutually agreed to in the review will impact the Addendum A rate effective the first day of the quarter in which reduction is put in place.

a.             Upon delivery of loads routed by NLI, NLI will prepare invoices and such invoices will be presented to PRESTIGE BRANDS weekly and reflect activity from the prior Sunday through Saturday. Said backup to each invoice will be broken down by category, brand code, and sku level for all costs (line haul, fuel surcharge, and accessorials)  There may circumstances that carrier data is received outside the typical invoicing period and may be reflected on the invoice.  Such invoice will be payable via Electronic Funds Transfer (EFT) by the 20th day from the date of the invoice.  To serve as an example, invoice date is January 23 and covers the period of January 15 through January 22 (Sunday through Saturday), such invoice is payable via EFT on February 11.  It is agreed by PRESTIGE BRANDS that disputed charges, if any, will not be a basis for withholding payment by PRESTIGE BRANDS on non-disputed items.  Any disputed amounts must be provided in writing to NLI within thirty (30) days from the date that said invoice is received by PRESTIGE BRANDS or the said invoice shall be deemed to be accepted by PRESTIGE BRANDS.

b.             Any and all freight claims will be sent to NLI from PRESTIGE BRANDS on standard NLI claim forms (see Addendum E).  All claims will be reviewed and, to the extent reasonably possible, resolved within a one-hundred eighty (180) day period from receipt of claim or earlier if reasonably possible.  If not resolved by PRESTIGE BRANDS and NLI within the one-hundred eighty (180) day period, the unresolved claims will be submitted to a third party arbitrator for determination.  The third party arbitrator will be chosen by both PRESTIGE BRANDS and NLI out of a group of three proposed candidates.  If the parties cannot agree to a mutually acceptable arbitrator, then the parties will ask the American Arbitration Association to select an arbitrator with a background in freight claims, with said selection binding and final for both parties.  The final decision of the arbitrator is binding and final to both parties.  At no time will PRESTIGE BRANDS deduct from NLI invoice for any freight related claim unless both parties have received a final decision in writing from an arbitrator that is not paid in full within thirty (30) days of the date of the decision.  All claim amounts are limited to actual manufacturer’s cost or released value of respective product.  Claim proceeds will be remitted to PRESTIGE BRANDS once collection has occurred and under no circumstances shall PRESTIGE BRANDS deduct any amounts for claim amounts outstanding.

c.             NLI agrees that PRESTIGE BRANDS shall have the right to audit any applicable charges or other matters pertaining to transportation management services provided by NLI pursuant to this Agreement.  Upon prior written notice, PRESTIGE BRANDS shall have access to any applicable NLI records and files as it pertains to PRESTIGE BRANDS.  PRESTIGE BRANDS has such rights as identified above for a period not to exceed twelve (12) months from the date of the charge or matter.  If the Agreement is terminated, PRESTIGE BRANDS will have such rights as identified above for a period not to exceed 12 months from termination.

d.             NLI will receive compensation for services rendered as specified in Addendum A to this Agreement, which is incorporated herein by reference.

4.             Insurance and Indemnity

a.             NLI shall, at all times during the term of this Agreement and any extension or renewal thereof, maintain insurance coverage as follows:

(1)           NLI and its agents shall provide statutory Worker Compensation Insurance.  Coverage will be provided for all of NLI’s employees, temporary employees, subcontractors, representatives or agents engaged or in any way involved in the transportation management services provided to PRESTIGE BRANDS to the extent required by state law.

(2)           NLI shall provide general cargo insurance in at least the amount of two hundred and fifty thousand dollars ($250,000) per occurrence, which coverage shall apply to shipments of goods owned by PRESTIGE BRANDS on vehicles scheduled for such shipments by NLI pursuant to this Agreement.

(3)           General Liability Insurance covering contractual obligations of NLI set forth herein with limits of not less than One Million Dollars U.S. ($1,000,000) and shall maintain Umbrella Liability Insurance not less than Four Million Dollars U.S. ($4,000,000).

b.             NLI and PRESTIGE BRANDS each agree to look to their respective insurance coverage for recovery of any insured property damage or personal injury.

c.             NLI shall indemnify, hold harmless and defend PRESTIGE BRANDS from any and all claims, losses, liabilities and expenses (including reasonable attorneys’ fees and including workers compensation claims) arising out of or in connection with the operation of the traffic function or the providing of other transportation management services by NLI to the extent that those claims, losses, or liabilities arise out of the negligence or misconduct of NLI or its employees, temporary employees, subcontractors, agents or other representatives, but the total amount paid pursuant to any such claims, losses, liabilities and expenses shall be limited to the following: (i) to the extent insurance coverage exists for such claims with a maximum limit of $250,000 or (ii) to the extent insurance coverage does not exist or covers only a portion of such claims, losses, liabilities and expenses then such amount shall be limited to the Net Proceeds.  As used herein, “Net Proceeds” shall be defined as total billings less carrier costs for the twelve (12) month period prior to such claim).  Not withstanding the forgoing, NLI shall not be required to indemnify, hold harmless or defend PRESTIGE BRANDS for any and all claims, losses, liabilities and expenses (including reasonable attorneys’ fees and including workers compensation claims) where such claim, loss, or liability was caused by the negligence or misconduct of PRESTIGE BRANDS or its employees, temporary employees, subcontractors, agents or other representatives.

5.             Relationship and Financial Responsibility

a.             It is understood and agreed by NLI and PRESTIGE BRANDS that NLI shall be acting solely as an independent contractor in the performance of its duties hereunder.  None of the employees, temporary employees, subcontractors, representatives or agents of NLI shall be under the control or direction of PRESTIGE BRANDS, and in no event shall such parties have any claim for benefits, rights or other privileges accorded employees of PRESTIGE BRANDS.  Both of the parties understand and agree that the relationship of the parties pursuant to this Agreement is not a joint venture or partnership, but rather a contractor/independent contractor relationship.  NLI understands and agrees that it does not have the right to bind PRESTIGE BRANDS to any agreement with any third party.

It is acknowledged that persons assigned by NLI to perform NLI’s responsibilities under this Agreement will work closely with PRESTIGE BRANDS’S organization, and some will work at PRESTIGE BRANDS’S premises as designated by PRESTIGE BRANDS.  These person(s) will work a minimum eight (8) hour day and at least a forty (40) hour week.  The proposed NLI manager, as necessary, must meet the reasonable, mutually acceptable, requirements of PRESTIGE BRANDS.

NLI, its employees, temporary employees, subcontractors, representatives and agents shall, obey all laws and all company rules while present at a PRESTIGE BRANDS facility and/or working for the benefit of PRESTIGE BRANDS.

b.             If either party makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, or becomes subject to any proceeding under a bankruptcy or insolvency law, whether domestic or foreign, or has liquidated, voluntarily or otherwise, either party may terminate this Agreement by thirty (30) days written notice.

c.             All information NLI receives from PRESTIGE BRANDS in operating the traffic function from personnel, records, conversations or data, whether it be by direct or indirect communication or observance, shall be treated and regarded as confidential and proprietary information which is the exclusive and sole property of PRESTIGE BRANDS. NLI shall keep this information strictly confidential and shall not divulge, communicate or transmit this information to third parties or use the information during the term of this Agreement or after its termination or expiration for any cause and shall return data to PRESTIGE BRANDS or have it destroyed after written instruction from PRESTIGE BRANDS.

d.             NLI agrees to comply with all federal, state, county, municipal or other applicable government laws, regulations and ordinances, including, but not limited to, those affecting use, wages and hours, and other terms and conditions of employment and its employees, temporary employees, subcontractors, representatives or agents shall require it to do likewise.  NLI further agrees to comply with the rules and laws of PRESTIGE BRANDS while present at any PRESTIGE BRANDS facility.

6.             Title and Ownership of Products.

6.1           Title and Ownership.  All Products under the control of NLI and handled pursuant to this Agreement or which are otherwise in the care, custody or possession of NLI shall at all times be and remain the property of Prestige Brands. The Products shall not be subject to attachment or execution nor shall any person or entity have or acquire any right, lien or claim whatsoever with respect to the Products.

6.2           Waiver of Liens.  NLI hereby expressly, knowingly and irrevocably waives the right to claim the benefit of any type of lien whatever which may be applicable to the work or services being performed and the services rendered by NLI.  NLI hereby agrees to promptly procure, execute and deliver such documents evidencing the above-described Waiver of Liens as and when Prestige Brands shall request. WSI shall immediately notify Prestige Brands of any claims made or actions taken by any person or juristic entity with respect to the Products.  In the event a claim for lien or a lien is filed against the Products due to or arising out of the activities of NLI, NLI shall promptly discharge all such items and shall post appropriate security in connection therewith satisfactory to Prestige Brands.

6.3           Survival.  Expiration, termination or cancellation of this Agreement, regardless of cause or procedure, shall not in any way affect or impair the rights, obligations, duties and liabilities of NLI or Prestige Brands, pursuant to this Section 6.

7.             Termination and Remedies Upon Default

a.             In the event of default by either party in the performance of any of the terms or conditions of this Agreement which default shall not have been remedied within sixty (60) days after notice of default has been delivered in writing to the defaulting party, the non-defaulting party may, in addition to any other remedies which may be available at law or equity, by notice of termination delivered to such defaulting party, terminate this Agreement effective ninety (90) days following such notice of default unless the default has been cured.  The following items shall constitute a basis for immediate Termination for Cause for purposes of this Agreement:

i.              A substantial and continuing breach of the obligations of this Agreement by the other party which continues after notice and an opportunity to cure In accordance with sub-paragraph 7a. Continuing failure to meet PRESTIGE BRANDS minimum service requirements (Addendum B) would constitute a substantial breach of this Agreement.

ii.             A declaration or admission of bankruptcy or insolvency by the other party.

iii.            Initiation of any legal proceeding against the other party to declare such party insolvent or to seek any reorganization.

iv.            A Termination of that certain Storage and Handling Agreement between Prestige Brands, Inc. and Warehousing Specialists, Inc. dated April   , 2005.

It is further understood and agreed that items (ii), (iii) and (iv), above require no additioanl opportunity to cure and are the basis for a Termination for Cause with immediate effect.

b.             Notwithstanding anything to the contrary herein, if NLI shall not make any payment and perform obligation of NLI under this Agreement, PRESTIGE BRANDS shall have the right to cure such default and to deduct the cost thereof and interest thereon from any payments due NLI under Section 3 of this Agreement, and shall have all other rights to damages available to PRESTIGE BRANDS by law or equity in connection with such breach.

c.             IN THE EVENT EITHER PARTY MAKES A CLAIM FOR DAMAGES UNDER THIS AGREEMENT, DAMAGES SHALL BE LIMITED TO ACTUAL DAMAGES TO SUCH PARTY AND UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABILE TO THE OTHER PARTY FOR PUNITIVE OR CONSEQUENTIAL DAMAGES.

d.             In the event of termination, NLI shall provide any records that are necessary or required for PRESTIGE BRANDS to carry on its normal business activities at least one week prior to the effective date of the termination.

8.             Notices

Any notices, reports and other communications under this Agreement shall be in writing and shall be deemed sufficiently given if and when received by the party to be notified at its address below or three (3) days after mailing by mail, return receipt requested, whichever is sooner, addressed as follows (or to such other address as may be designated subsequently in writing):

If to NLI:	If to PRESTIGE BRANDS:

Nationwide Logistics, Inc.	PRESTIGE BRANDS Inc.
7140 N. Broadway Avenue	90 North Broadway
St. Louis, Missouri 63147	Irvington, NY 10533
Attn: Steve Weise	Attn: Eric Millar

9.             Startup Costs/Initial Management Reports

a              Each party will be responsible for payment of its own startup costs including but not limited to computer hardware, software, programming, testing, EDI, office space, furniture, fixtures, telecom equipment and supplies.  With respect to travel prior to startup, NLI will absorb travel costs incurred by NLI employees for site visits.

10.           Non-Compete/Exclusive Provider

a              Except as set forth herein and in Paragraph 9(b) below, PRESTIGE BRANDS agrees to utilize NLI as the exclusive provider of prepaid transportation management services originating from the St. Louis warehouse location during the term of this Agreement with the exceptions as listed within Addendum C.

b              Nothing herein shall prevent PRESTIGE BRANDS from performing itself, hiring a third party to perform NLI’s duties hereunder, or hiring third party carriers to perform, a specific freight shipment which NLI is obligated to provide hereunder (a) in the event NLI fails to perform such shipment following notice by PRESTIGE BRANDS to NLI as to the purported shipment failure; or (b) in the event that by arrangement PRESTIGE BRANDS’ customer picks up directly; or (c) in the event that PRESTIGE BRANDS chooses to ship direct from the factory (as in the case of Dollar General); (d) or in the event of a “collect” shipment.  In any such event PRESTIGE BRANDS NLI shall not be entitled to receive compensation hereunder in relation to such shipment.

c.             Notwithstanding any other provision of this Agreement to the contrary the parties agree that an acquisition or divestiture by PRESTIGE BRANDS having the effect of increasing or decreasing by forty percent (40%) the need for services to be provided by NLI hereunder, expressed as total case volume, shall be the basis for the parties to renegotiate in good faith the terms of this Agreement.  If after a good faith effort the parties are unable to agree to revised terms of agreement this Agreement may then be terminated on 60 days notice.

11.           Miscellaneous

This Agreement and any addendums, schedules or exhibits hereto contains the entire agreement between the parties and may be modified only in writing executed by both parties.  Course of conduct will not effect a modification of this Agreement.

a              The invalidity of any provision of this Agreement shall not affect the enforceability or validity of the remainder and the invalid portion shall be deemed excised.

b.             POD’s will be provided by NLI free of charge upon request from PRESTIGE BRANDS for up to one (1) year from delivery date.

c.             The waiver of any default or breach of any provision of this Agreement by either party shall not be construed as a waiver of subsequent defaults or breaches.

d              The parties hereto have relied upon no representations not contained herein.

e.             Both parties agree that they have executed this Agreement in due legal form, having full legal authority to do so.

f.              This Agreement shall be governed and construed in accordance with the laws of the State of New York, without respect to its conflicts of laws rules.

g.             PRESTIGE BRANDS consents or approvals (as it applies to material changes in PRESTIGE BRANDS operations) may be given only by a representative of PRESTIGE BRANDS from time to time designated in writing by PRESTIGE BRANDS.  All such consents or approvals shall be in writing.

h.             NLI’s consents and approvals (as it applies to material changes in NLI’s operations and any changes to this contract) may be given only by a representative of NLI from time to time designated in writing by NLI.  All such consents or approvals shall be in writing.

i.              This Agreement shall be binding upon the successors and permitted assigns of both parties.

j.              Neither PRESTIGE BRANDS nor NLI may assign this Agreement without the other’s prior written consent, which shall not be unreasonably withheld.

k.             In the event litigation is commenced by either party against the other party, both parties hereby irrevocably consent to the jurisdiction of the Circuit Court of New York and both parties waive any objection to venue in or jurisdiction of such courts which either party may now or hereafter have.

IN WITNESS WEREOF, the parties hereto have set their hands and seals on the date first above written.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION CLAUSE WHICH MAY BE ENFORCED BY THE PARTIES HERETO.

Nationwide Logistics, Inc.

/s/ Hilton A. Kahn
Hilton A. Kahn

PRESTIGE BRANDS

/s/ Eric Millar
Eric Millar

Nationwide Logistics, Inc.

ADDENDUM A – SERVICE COMPENSATION

For

Prestige Brands

NLI shall be compensated for its services based upon a transaction fee per case.  This computation shall be as follows:

1.     Carrier line haul rates and accessorial charges will be invoiced at cost on a weekly basis (based on 4 direct employees).  The invoice will convert these costs to a “rate per case” which will allow for mutual setting of targets and ease of overall management of the program and

2.     The NLI margin on all HBA (Health and Beauty) outbound shipments shall be charged a flat fee of $.065 per shipped case at the base volume of 3.3 million cases annually.  To compensate for volume changes on a weekly basis Prestigebrands will be invoiced at rate per case based on a weekly fee of $4125.00 (fee could be adjusted based on mutually agreed to headcount changes as outlined in section 3.a.) divided by the total number of HBA cases. For example if 63,461 cases are shipped in a given week the following weeks invoice will reflect $4125.00 divided by 63,461 or $.065 per case conversely if 70,000 cases are shipped the invoiced NLI margin will be $.059 per case.

Note:  In the event the HBA annual case volume falls below 2.64 million or increases above 3.96 million per year NLI and Prestige brands will develop a mutually acceptable cost per case fee which protects the NLI intended gross margin of 5% and reflects the increased or decreased fixed and variable labor cost structure.

3.     The NLI margin on all HHG (House Hold) outbound shipments shall be charged a flat fee of $.083 per shipped case at the base volume of 5.5 million cases annually. To compensate for volume changes on a weekly basis Prestigebrands will be invoiced at rate per case based on a weekly fee of $8,789.00 (fee could be adjusted based on mutually agreed to headcount changes as outlined in section 3.a.) divided by the total number of HHG cases. For example if 105,769 cases are shipped in a given week the following weeks invoice will reflect $8,789.00 divided by 105,769 or $.083 per case conversely if 120,000 cases are shipped the invoiced NLI margin will be $.074 per case.

Note: In the event the HHG annual case volume falls below 4.40 million or increases above 6.60 million per year NLI and Prestige brands will develop a mutually acceptable cost per case fee which protects the NLI intended gross margin of 5% and reflects the increased or decreased fixed and variable labor cost structure

4.     Gain share shall be defined as the savings or increase from the established per case base that actually occurs on a cumulative basis at the end of each calendar quarter. The base will be established by taking the first six (6) months of actual freight cost data and converting said cost (line haul only) into a cost per case. For example, if 4.2 million cases (HHG) are shipped in the first six months of this agreement and the actual freight cost is $6.3 million dollars, the established cost per case would be $1.50.

If at the end of the first quarter after the base has been established ($1.50 per case) the actual case cost is calculated to be $1.40 the following calculation method would apply:

A)   assume 2.1million cases shipped, gain share to NLI is 10% of net savings per case

B)    $1.50 - $1.40 = ..10cents per case savings

C)    .10 x 10% = ..01cents per case (NLI gain share amount)

D)    .01cents per case x 2.1million cases = $21,000 gain share to NLI

If at the end of the first quarter after the base has been established ($1.50 per    case) the actual case cost is calculated to be $1.60 the following calculation method would apply:

A)   assume 2.1 million cases shipped, Prestige to receive 2% of net overage per case

B)    $1.60 - $1.50 = ..10 cents per case additional cost

C)    .10 x 2% = .002 cents per case

D)    .002 cents per case x 2.1 million cases = $4,200 overage charge paid to Prestige

Nationwide Logistics, Inc.

ADDENDUM B – MINIMUM SERVICE REQUIREMENTS

For

Prestige Brands

Minimum Service Requirements:

The minimum service requirement, as identified in Section 2 of the Transportation Management Agreement, shall be defined as follows:

•              On-time service is defined as meeting any delivery appointment commitments per the actual scheduled appointment.  On-time service will be measured on a cumulative monthly basis and will be defined as the percentage of deliveries meeting the on-time requirements.

•      On-time service performance benchmark will be defined as 96% on-time for carrier reasons only.  NLI will provide Prestige Brands with a monthly service report that will identify all shipments and those shipments that failed to meet the actual scheduled arrival date.  Any shipment that does not meet its actual arrival date will be designated with a code (to be set up by customer) to define the reason for the service failure.  The service failure codes will be broken down into three major categories: Vendor Related, Carrier Related and Distribution Center related.  NLI will only be responsible for maintaining said service level based on Carrier Related failures.

Nationwide Logistics, Inc.

ADDENDUM C – TRANSPORTATION MANAGEMENT SERVICES

For

Prestige Brands

NLI will handle all of Prestige Brands outbound transportation management functions.  The inbound traffic management will be evaluated jointly by Prestige Brands and NLI by supplier location and if both parties mutually agree that NLI can generate cost and/or service benefits to Prestige through the management of the inbound freight NLI will initiate the management of said freight on a trial basis.

Compensation for the inbound freight will be based on a bid per lane basis only.  The bid lane rates will be agreed to by PRESTIGEBRANDS and NLI prior to the movement

Nationwide Logistics, Inc.

ADDENDUM E – LOSS/DAMAGE CLAIM FORM

For

PrestigeBrands

To:

Claim Number:	Claim Date:

Amount of Claim:	Claim made for:

Load Number:	Delivery Date:

Claimants Invoice or P.O. Number:

Shipper:

Origin:

Consignee:

Destination:

DETAILED STATEMENT SHOWING DETERMINATION OF CLAIM:

Supporting Documents:

Claimant:	Date:

By:

Signature